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                                  PRESS RELEASE

               Heritage Propane Transaction with US Propane Closes


Tulsa, Oklahoma                                                  August 10, 2000
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HERITAGE PROPANE PARTNERS, L.P. (NYSE:HPG) announced today that its previously announced transaction with U.S. Propane closed today. The combination of the two companies creates the nation's fourth largest retail propane marketer which will distribute over 300 million retail gallons per year through 250 locations in 28 states.

"This is an exciting and unprecedented transaction", said H. Michael Krimbill, Chief Executive Officer of Heritage Holdings, Inc., the General Partner of Heritage Propane Partners. "Not only have we combined five operations that were very successful in their own right, we have established a platform for significant future growth, both internally and through a continued aggressive, but focused acquisition program. This will be made possible because we have retained the entire Heritage management team and strengthened it by the addition of Larry Dagley to that team as Chief Financial Officer."

In a series of transactions, Heritage Propane Partners, L.P. purchased the assets of U.S. Propane, L.P. for cash and limited partner units valued at $181 million. U.S. Propane purchased the stock of Heritage Holdings, Inc., the General Partner of Heritage Propane Partners, L.P. for $120 million cash, of which, approximately, $50 million was then reinvested by the former shareholders of the General Partner in HPG Common and Subordinated Units.

U.S. Propane combined the propane operations of AGL Resources (NYSE: ATG), Atmos Energy Corporation (NYSE ATO), Piedmont Natural Gas Co., Inc. (NYSE: PNY), and TECO Energy, Inc. (NYSE: TE).

Glaucon Capital Partners, L.L.C. acted as debt placement agent to Heritage Propane Partners, L.P.


Contact: H. Michael Krimbill
         918-492-7272











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